EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148442, and No. 333-149753 on Form S-3, and Registration Statement No. 333-49837, No. 333-44436, No. 333-101962, and No. 333-153079 on Form S-8 of our reports dated June 8, 2010, relating to the financial statements and financial statement schedule of Network Equipment Technologies, Inc., and the effectiveness of Network Equipment Technologies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Network Equipment Technologies, Inc. for the year ended March 26, 2010.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 8, 2010